Exhibit 10.9

EARLYBIRDCAPITAL, INC.

SUBSCRIPTION AGREEMENT

AMENDED AND RESTATED

January 6, 2025

AmperCap Acquisition Company

12 East 49th Street, 18th Floor

New York, NY, 10017

Dear Sirs:

The undersigned and/or its designees hereby offer to purchase and subscribe for an aggregate of 275,000 ordinary shares (“Shares”), par value $0.0001 per share, of AmperCap Acquisition Company (the “Company”) for an aggregate purchase price, and total consideration, of $1,434.76 (or $0.0052173 per share). The Company agrees to issue the Shares in the name and the amount of each of the designees of the undersigned, pursuant to Schedule A attached hereto. Up to 35,870 of the Shares are subject to forfeiture by the holders hereof on a pro rata basis to the extent to which the underwriters’ over-allotment option is not exercised.

The undersigned and/or its designees represent and warrant that they have been advised that the Shares have not been registered under the Securities Act; that they are acquiring the Shares for their account for investment purposes only; that they have no present intention of selling or otherwise disposing of the Shares in violation of the securities laws of the United States; that they are “accredited investors” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; that pursuant to FINRA Rule 5110, the Shares will be subject to a 180-day lock-up period commencing on the effective date of the registration statement relating to the Company’s initial public offering (the “Lock-up Period”), and shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such Shares during the Lock-up Period in compliance with FINRA Rule 5110(e)(1); and that they are familiar with the proposed business, management, financial condition and affairs of the Company. Notwithstanding the foregoing, the undersigned and the Company acknowledge and agree that, from and after the consummation by the Company of its initial business combination, the Shares shall not bear any restrictive legends relating thereto, and the Company shall cause its transfer agent to remove any such legends no later than the consummation of the business combination.

In connection with the Shares purchased pursuant to this agreement, the undersigned and/or its designees hereby waives any and all right, title, interest or claim of any kind in or to any distributions by the Company from the trust account which will be established for the benefit of the Company’s public shareholders and into which substantially all of the proceeds of the initial public offering will be deposited (the “Trust Account”), in the event of a liquidation of the Company upon the Company’s failure to timely complete an initial business combination. For purposes of clarity, in the event the undersigned and/or its designees acquire ordinary shares sold in the initial public offering (the “Public Shares”), any Public Shares so purchased shall be eligible to receive any liquidating distributions by the Company.

This Letter shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

This Letter supersedes any and all agreements governing the subject matter contained herein

Very Truly Yours,

EarlyBirdCapital, Inc.

By:	/s/ Mauro Conijeski
Name:	Mauro Conijeski
Title:	Senior Managing Director

ACCEPTED AND AGREED:

AMPERCAP ACQUISITION COMPANY

By:
Name:	Harish Dadoo Gonzalez
Title:	Chief Financial Officer

SCHEDULE A

Designees

EarlyBirdCapital, Inc.	155,000 Shares
David Nussbaum	40,000 Shares
Steve Levine	40,000 Shares
Mauro Conijeski	40,000 Shares
Total	275,000 Shares

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